Exhibit 10.20

SECOND AMENDMENT TO THE EXCLUSIVE LICENSE BETWEEN SANFORD BURNHAM PREBYS MEDICAL DISCOVERY INSTITUTE AND DRUGCENDR, LLC

This SECOND AMENDMENT to the AGREEMENT defined below, is effective as of the last date of the last authorized signature affixed hereto, is by and between Sanford Burnham Prebys Medical Discovery Institute, a California not-for-profit, public benefit corporation, having an address at 10901 N. Torrey Pines Rd., San Diego, CA 92037 (“SBP”) and DrugCendR, a California LLC, having an address at 5457 Avenida Maravillas, Rancho Santa Fe, CA 92067-1597 (“LICENSEE” or “COMPANY”).

Background

SBP and LICENSEE entered into an Exclusive License Agreement dated December 1, 2015 (the “EFFECTIVE DATE”) (SBP Ref. No. LA 16-03, the “AGREEMENT”).  SBP and LICENSEE amended Sections 6.1 and 6.2 of the AGREEMENT with a First Amendment to the AGREEMENT dated March 8, 2016 (SBP Ref. No. 16-03-A1, the “FIRST AMENDMENT”).  The purpose of this Second Amendment to the AGREEMENT is to update the payment provisions for the HISTORICAL PATENT COSTS and the ONGOING PATENT COSTS (both defined below and in the FIRST AMENDMENT), and to update the payment terms for the CONTINUING ONGOING PATENT COSTS (defined below).  Should any portion of the FIRST AMENDMENT conflict with this SECOND AMENDMENT, the SECOND AMENDMENT shall govern.

By this paper, Section 6 (Patents) in the AGREEMENT and in the FIRST AMENDMENT is deleted and replaced with the following:

6.1          Patent Prosecution and Maintenance.  During the term of this AGREEMENT, so long as the COMPANY is not in breach, SBP shall diligently prosecute and maintain the LICENSED PATENTS using counsel chosen by SBP.  In addition, SBP shall have full discretion on all patent prosecution and maintenance, including whether to continue or abandon any of the LICENSED PATENTS without notice or first obtaining approval from the COMPANY.  SBP will reasonably provide COMPANY with copies of all documents relating to the filing, prosecution, and maintenance of the LICENSED PATENTS, if desired by the COMPANY and may consider the COMPANY’S comments thereto prior its filing a response with the relevant government patent office.  However, SBP is free to file such responses without consideration of the COMPANY’S comments.  COMPANY shall keep this documentation confidential in accordance with Section 16 (Confidentiality) herein.

6.2 Patent Costs.

(a)  No later than April 28, 2019, COMPANY shall reimburse SBP in the form of 175,707 shares of COMPANY’S common stock in the COMPANY (having an approximate value of $646,416 (USD) based on a COMPANY valuation of $23,000,000) (the “EQUITY”) as payment in full of SBP’s HISTORICAL PATENT COSTS (defined as all patent expenses incurred incident to the filing, prosecution, and maintenance of the LICENSED PATENTS and paid by SBP prior to the EFFECTIVE DATE).  The EQUITY shall have the same preferences, rights, and privileges as all other COMPANY common stock.

(b)  Within 30 days of receiving an invoice from SBP, COMPANY shall pay SBP $212,000 (USD) in the form of cash as payment in full for the ONGOING PATENT COSTS (defined as all patent expenses incurred incident to the filing, prosecution, and maintenance of the LICENSED PATENTS and paid by SBP after the EFFECTIVE DATE and before December 31, 2018).

(c)  COMPANY agrees that it will pay CONTINUING ONGOING PATENT COSTS (defined as all patent expenses incurred incident to the filing, prosecution, and maintenance of the LICENSED PATENTS and paid by SBP after December 31, 2018).  SBP will regularly invoice such CONTINUING ONGOING PATENT COSTS and COMPANY shall remit payment within 30 days of the invoice date.

All other terms and conditions of the AGREEMENT remain the same and in full effect.